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                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the use of our report of the combined financial statements of Girgenti, Hughes, Butler & McDowell, Inc. and Affiliates, dated January 24, 1997 (except with respect to the matters discussed in Note 9 as to which the date is November 12, 1997), our report of the consolidated financial statements of Milton Marketing Group Limited and Subsidiaries, dated January 27, 1997 (except with respect to the matters discussed in Note 11 as to which the date is November 12, 1997), and our report of the financial statements of Healthworld Corporation, dated October 13, 1997 (except with respect to the matters discussed in Note 1 as to which the date is November 12, 1997), and to all references to our Firm included in or made a part of this registration statement.

                                                         ARTHUR ANDERSEN LLP


Melville, New York
November 18, 1997